Exhibit 99.1

We’re operating the same as always.

If you have trouble viewing this email, view it online.

Dear DD Perks member,

A few days ago, we announced that Dunkin’ Brands has signed an agreement to be acquired by Inspire Brands, which would create one of the world’s leading quick service restaurant groups. To learn more about the agreement and Inspire Brands, click here to read the press release that was issued.

We want to assure you, as a Dunkin’ customer and member of the DD Perks program, that both our restaurants and the DD Perks program are operating the same as always to keep you runnin’. We’ll continue filling you up on great coffee and food options while you earn points toward your favorite free beverages.

On behalf of your local Franchisee-owned Dunkin’, we thank you for being a member of DD Perks.

Sincerely,

Scott Murphy, President, Dunkin’ Americas

Additional Information and Where to Find It

The tender offer for the outstanding shares of Dunkin’ Brands common stock described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Dunkin’ Brands common stock, nor is it a substitute for any tender offer materials that Inspire Brands, Inc., Vale Merger Sub, Inc. or Dunkin’ Brands will file with the U.S. Securities and Exchange Commission (the “SEC”). A solicitation and offer to buy shares of Dunkin’ Brands common stock will be made only pursuant to an offer to purchase and related materials that Inspire Brands, Inc. intends to file with the SEC. At the time the tender offer is commenced, Inspire Brands, Inc. will cause Vale Merger Sub, Inc. to file a tender offer statement on Schedule TO with the SEC, and Dunkin’ Brands will file a solicitation/recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. DUNKIN’ BRANDS’ STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT WILL BE FILED BY DUNKIN’ BRANDS WITH THE SEC, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO THAT SHOULD BE READ CAREFULLY. Both the tender offer statement and the solicitation/recommendation statement will be made available at no charge on the SEC’s website: www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other tender offer documents (once they become available) will be mailed to Dunkin’ Brands stockholders free of charge and additional copies may be obtained free of charge, by contacting Dunkin’ Brands Investor Relations either by telephone at 781-737-3200 or by e-mail at Investor.Relations@DunkinBrands.com or on Dunkin’ Brands’ website at www.dunkinbrands.com. In addition to the offer to purchase, the related letter of transmittal and certain other documents, as well as the solicitation/recommendation statement, Dunkin’ Brands files annual, quarterly and current reports, proxy statements and other information with the SEC. Dunkin’ Brands’ filings with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Dunkin’ Brands at www.dunkinbrands.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements and projections within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words and include, among other things, statements about the potential benefits of the proposed transaction, the prospective performance and outlook of the surviving company’s business, performance and opportunities, the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. In particular, some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements include, among others: (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed, or if it is completed, that it will close in a timely manner; (iii) the possibility that competing offers or acquisition proposals for Dunkin’ Brands will be made; (iv) uncertainty surrounding how many of Dunkin’ Brands’ stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility of business disruptions due to transaction-related uncertainty and the response of business partners to the announcement, including franchisees and licensees; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) Inspire Brands, Inc.’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of Dunkin’ Brands; (x) Inspire Brands, Inc.’s level of leverage and debt, including covenants that restrict the operation of its business; (xi) Inspire Brands, Inc.’s ability to service outstanding debt or obtain additional financing; and (xii) other factors as set forth from time to time in Dunkin’ Brands’ filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Inspire Brands, Inc. and Dunkin’ Brands as applicable. The actual financial impact of the transaction may differ from the expected financial impact described in this report. Therefore, you should not place undue reliance on such forward-looking statements. All forward-looking statements are based on information available to management on the date of this communication, and we assume no obligation to, and expressly disclaim any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

For more information, please visit DunkinDonuts.com. Read our privacy statement.

© 2020 DD IP Holder LLC. All rights reserved. The Dunkin’ Donuts trademarks, logos and designs are registered trademarks of DD IP Holder LLC. PLEASE DO NOT REPLY TO THIS EMAIL.

Dunkin’ Brands 130 Royall Street Canton, MA, 02021, USA

If you prefer to contact us via the Web, please visit the Contact Us page on DunkinDonuts.com.